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                                                                       EXHIBIT 2


                       PLAN OF LIQUIDATION AND DISSOLUTION
                      OF OIS OPTICAL IMAGING SYSTEMS, INC.


         WHEREAS, the Board of Directors (the "Board") of OIS Optical Imaging Systems, Inc. (the "Company"), a Delaware corporation, has deemed it advisable that the Company should be liquidated and subsequently dissolved and has approved and determined that this Plan of Liquidation and Dissolution of OIS Optical Imaging Systems, Inc. (this "Plan") is advisable and in the best interests of the creditors and stockholders of the Company; and

         WHEREAS, the Board has directed that this Plan be submitted to the stockholders of the Company for their approval or rejection at the annual meeting of stockholders of the Company (or otherwise at a special meeting of such stockholders) to be held in or about February 1999 or such other date as the Board may determine, in accordance with the requirements of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation (the "Certificate of Incorporation") and has authorized the filing with the Securities and Exchange Commission (the "SEC"), and the distribution of a proxy statement to stockholders (the "Proxy Statement"), in connection with the solicitation of proxies for such meeting; and

         WHEREAS, the Board, upon substantial completion of the liquidation of the Company's properties and assets or such earlier time as determined in its discretion, may voluntarily dissolve the Company in accordance with the DGCL and the Internal Revenue Code of 1986, as amended (the "Code"), upon the terms and conditions set forth in this Plan;

         NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Liquidation and Dissolution of OIS Optical Imaging Systems, Inc. as follows:

1.       EFFECTIVE DATE OF PLAN.

         The effective date of this Plan (the "Effective Date") shall be the date on which the stockholders of the Company voted to approve this Plan.

2.       CESSATION OF BUSINESS ACTIVITIES.

         This Plan is intended to be a complete plan of liquidation and dissolution. After the Effective Date, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, adjusting and winding up its business and affairs, selling and liquidating its properties and assets and making distributions to stockholders in accordance with this Plan. The directors in office on the Effective Date and, at the pleasure of such directors, the officers of the Company, shall continue in office solely for these purposes and as otherwise provided in this Plan.

3.       LIQUIDATION OF ASSETS.

         Prior to the date the Certificate of Dissolution (as defined in Section 8 below) is accepted



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by the Secretary of the State of Delaware (the "Secretary of State") and the
Company is dissolved, as provided for in Section 8 below (the "Dissolution Date"), the Company shall sell, exchange, transfer, lease, license or otherwise dispose of all of its property and assets to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its creditors and stockholders, without any further vote or action by the Company's stockholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

         Following the Dissolution Date, any assets remaining available for distribution to holders of the Common Stock (as defined below) shall be distributed (the "Dissolution Distribution") only in accordance with the provisions of the DGCL.

4.       PAYMENT OF DEBTS.

         Prior to making any distributions to the Company's stockholders, the Company shall pay, or as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and any obligations of the Company to holders of the Preferred Stock (as defined below).

         Following the Effective Date, the Board may, if and to the extent deemed necessary or advisable by the Board, establish a contingency reserve (the "Contingency Reserve") and set aside into the Contingency Reserve such amounts of cash or property of the Company as the Board, in its discretion, determines is sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of the Company's property and assets and the liquidation and dissolution provided for in this Plan. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

5.       PREFERRED STOCK; LIQUIDATION PREFERENCE.

         Prior to making any distribution to the holders of the Company's Common Stock, par value $0.01 (the "Common Stock"), the Company shall, to the extent that sufficient funds are available, satisfy in full the liquidation preference (the "Liquidation Preference") of the Company's Series B Cumulative Preferred Stock, par value $0.01 (the "Preferred Stock"), all of which Preferred Stock is currently held by GD Investments Corp. ("GDIC"). In the event that the Company lacks sufficient funds to pay the Liquidation Preference in full, it shall distribute to

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GDIC all of its remaining property and assets, if any, in satisfaction of the
Liquidation Preference.

6.       DISTRIBUTIONS TO COMMON STOCKHOLDERS.

         Following the payment or the provision for the payment of the Company's claims and obligations as provided in Section 4 and the payment in full of the Liquidation Preference as provided in Section 5, the Company shall distribute pro rata to the holders of the Common Stock all of its remaining property and assets, if any, in one or a series of distributions.

7.       NOTICE OF LIQUIDATION.

         As soon as practicable after the Effective Date, but in no event later than 20 days prior to the filing of the Certificate of Dissolution as provided in Section 8 below, the Company shall mail notice in accordance with the DGCL to all its creditors and employees that this Plan has been approved by the Board and the Company's stockholders.

8.       CERTIFICATE OF DISSOLUTION.

         Once the liquidation of the Company's property and assets is substantially completed (as determined by the Board) or such earlier time as the Board determines, in its discretion, to be appropriate, the officers of the Company shall execute and cause to be filed with the Secretary of State, and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including a Certificate of Dissolution conforming to the requirements of Section 275 of the DGCL (the "Certificate of Dissolution"). From and after the date such documents are accepted by the Secretary of State, the Company will be deemed to be completely dissolved, but will continue to exist under Delaware law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up the Company's business affairs. The members of the Board in office at the time the Certificate of Dissolution is accepted for filing by the Secretary of State shall have all powers provided to them under the DGCL and other applicable law.

9.       POWERS OF BOARD AND OFFICERS.

         The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the DGCL and any rules and regulations of the SEC or any state securities commission, including,



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without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns.

10.      CANCELLATION OF STOCK.

         The distributions to the Company's stockholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding Common Stock and Preferred Stock. As a condition to the disbursement of the Dissolution Distribution under this Plan, the Board may require stockholders to surrender their certificates evidencing stock to the Company or its agent for cancellation. If a stockholder's certificate for shares of Common Stock or Preferred Stock has been lost, stolen or destroyed, such stockholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

11.      RECORD DATE AND RESTRICTIONS ON TRANSFER OF SHARES.

         The Company shall close its stock transfer books and discontinue recording transfers of Common Stock and Preferred Stock at the close of business on the record date fixed by the Board for the Dissolution Distribution (the "Record Date"), and thereafter, certificates representing the Common and Preferred Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Record Date, and, after the Record Date, any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

12.      LIQUIDATING TRUST.

         If advisable for any reason to complete the liquidation and distribution of the Company's assets to its stockholders, the Board may at any time transfer to a liquidating trust (the "Trust") the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to distribute the remaining assets of the Company to its stockholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more individuals or corporate persons to


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act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of this Plan by the stockholders also will constitute the approval by the stockholders of any appointment of the trustees and of the liquidating trust agreement between the Company and such trustees.

13.      COMPENSATION.

         The Company may pay to the Company's officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of this Plan. Further, if deemed advisable by the Board, the Company may pay a "wind-down" consultant reasonable compensation for services rendered in connection with the liquidation and dissolution of the Company. Approval of this Plan by the stockholders of the Company shall constitute the approval of the stockholders of the payment of any such compensation referred to in this Section 13.

14.      INDEMNIFICATION.

         The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation, bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

15.      COSTS.

         The Company is authorized, empowered and directed to pay all legal, accounting, printing and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the meeting of stockholders to be held for the purpose, among others, of voting upon the approval of this Plan.


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